Exhibit 99.1

KKR Financial Holdings LLC Announces Fourth Quarter and Full Year 2012 Financial Results,

Quarterly Distribution of $0.21 per Common Share, and a Special Distribution of $0.05 per Common Share

SAN FRANCISCO, CA, February 5, 2013—KKR Financial Holdings LLC (NYSE:KFN) (“KFN” or the “Company”) today announced its results for the fourth quarter and full year ended December 31, 2012.

Fourth Quarter and Full Year 2012 Highlights

•                  Net income for the fourth quarter and year ended December 31, 2012 totaled $77.0 million, or $0.40 per diluted common share, and $348.2 million, or $1.87 per diluted common share, respectively.

•                  Declared a quarterly cash distribution of $0.21 per common share for the fourth quarter of 2012 and a special distribution of $0.05 per common share for the year ended December 31, 2012.

•                  Book value per common share was $10.31 as of December 31, 2012 as compared to book value per common share of $10.09 as of September 30, 2012 and $9.41 per common share as of December 31, 2011.

For the three months ended December 31, 2012, KFN reported net income of $77.0 million, or $0.40 per diluted common share, in line with $77.0 million, or $0.43 per diluted common share, for the prior-year period.  The per-share decline pertained largely to an increase in the number of shares included in the Company's diluted earnings per share calculation following its election to terminate conversion rights on its 7.5% convertible senior notes due 2017 (the “7.5% Notes”) and settle subsequent conversions in equity.

For the full year ended December 31, 2012, KFN reported net income of $348.2 million, or $1.87 per diluted common share, up 9% from $318.1 million, or $1.75 per diluted common share, for the prior year.  The increase is primarily attributable to growth in total other income, notably net realized and unrealized gains on investments, partially offset by an increase in total investment costs and expenses.

KFN’s fourth quarter 2012 results included total revenues of $133.7 million, total investment costs and expenses of $72.6 million, total other income of $37.4 million, and total other expenses of $21.4 million. Comparatively, KFN’s fourth quarter 2011 results reflected total revenues of $136.4 million, total investment costs and expenses of $50.7 million, total other income of $13.7 million, and total other expenses of $22.8 million.  Total other income benefitted from substantially higher net realized and unrealized gains on investments, predominantly realized gains on asset dispositions during the quarter, relative to the prior-year period.  These gains were offset by an increase in total investment costs and expenses, specifically a $13.9 million increase in expenses related to the expansion and ramping of the Company’s natural resources portfolio and, to a lesser degree, $4.8 million of incremental interest expense relating to the Company’s issuance of $373.8 million of senior notes between November 2011 and March 2012.

KFN’s full-year 2012 results included total revenues of $555.5 million, total investment costs and expenses of $318.4 million, total other income of $205.8 million, and total other expenses of $98.2 million. Comparatively, KFN’s full-year 2011 results reflected total revenues of $542.0 million, total investment costs and expenses of $215.2 million, total other income of $93.4 million, and total other expenses of $94.2 million.  Similarly to the fourth quarter, the Company’s year-over-year growth was driven primarily by an increase in total other income, largely offset by an increase in total investment costs and expenses.  Total other income increased as a result of materially higher realized and unrealized gains on investments, predominantly realized gains on asset dispositions during the year.  This was offset by an increase in investment costs and expenses stemming from (i) a $39.5 million increase in expenses related to the expansion and ramping of the Company’s natural resources portfolio, including a $2.5 million increase in acquisition and other costs and $1.9 million of incremental interest expense relating to its natural-resources-specific credit facility; (ii) a $32.3 million increase in the Company’s provision for loan losses; and (iii) $25.6 million of incremental interest expense relating to the senior note issuance discussed above.

“Throughout 2012, our focus has been on maintaining high discipline to drive maximum value for shareholders.  We have opportunistically deployed capital into dislocated markets, such as natural-gas-focused resource investments as natural gas prices hit lows early in the year, and have maintained that opportunism on the exit front as well, taking gains as asset prices became rich in the second half of 2012,” said William C. Sonneborn, CEO of KFN.  “We have also taken advantage of the opportunity offered by historically low interest rates to further strengthen our capital structure and position ourselves well for future market dislocations.”

Revolving Credit Facility

On November 30, 2012, the Company entered into a new revolving credit facility maturing in November 2015 to replace its prior facility maturing in May 2014.  Initial commitments under the facility total $150.0 million, with the ability to obtain additional commitments to increase the total committed amount up to $350.0 million.  Loans under the facility bear interest at LIBOR plus 2.25% (or, at the Company’s option, an alternate base rate plus 1.25%) as compared to LIBOR plus 3.25% (or an alternate base rate plus 2.25%) for the prior facility.

The facility does not limit the percentage of the Company’s estimated annual taxable income that can be paid to shareholders as distributions, whereas the prior facility prohibited payment of distributions in excess of 65% of the Company’s estimated annual taxable income.

The facility is secured by a pledge over the capital stock of certain of the Company’s direct subsidiaries and borrowings are not tied to asset values.  By comparison, borrowings under the prior facility were determined by advance rates applied to market values of assets pledged to that facility.

KKR Financial CLO 2012-1, Ltd.

On December 21, 2012, KFN closed KKR Financial CLO 2012-1, Ltd. (“CLO 2012-1”), a $412.4 million collateralized loan obligation and the Company’s first broadly syndicated CLO in over five years.  The CLO has a four-year reinvestment period and a two-year non-call period, with a final maturity of December 16, 2024.

The Company retained approximately 52%, or $23.4 million par amount, of the CLO’s $44.9 million of subordinated notes, with the remainder being held by unaffiliated third parties.  The notes issued by CLO 2012-1 are non-recourse to the Company.

The transaction was approximately 80% ramped as of January 31, 2013.

Perpetual Preferred Shares

On January 17, 2013, the Company issued 14.95 million 7.375% Series A LLC Preferred Shares at a public offering price of $25 per share, which included 1.95 million shares issued pursuant to the underwriters’ full exercise of their over-allotment option.  The offering yielded $373.8 million of gross proceeds and $362.0 million of net proceeds.  The shares began trading on the New York Stock Exchange on January 28, 2013 under the symbol “KFP” and will, beginning February 11, 2013, trade under the symbol “KFN.PR.”

Termination of Conversion Rights for 7.5% Notes

On January 18, 2013, the Company issued a conversion rights termination notice to holders of its 7.5% Notes, of which $172.5 million in aggregate principal amount was then outstanding.  Under the indenture relating to the 7.5% Notes (the “Indenture”), KFN was entitled to terminate the right to convert the 7.5% Notes into its common shares, no par value, beginning January 15, 2013 if the closing sale price (as defined in the Indenture) of its common shares had exceeded 150% of the conversion price relating to the 7.5% Notes for at least 20 trading days in a period of 30 consecutive trading days.

As set forth in its conversion rights termination notice, KFN has chosen February 17, 2013 as the date on which the 7.5% Notes will no longer be convertible into the Company’s common shares.  Holders may exercise their conversion rights at any time on or prior to February 15, 2013 in accordance with the terms and instructions set forth in the Indenture.

Holders exercising their conversion rights on or before February 15, 2013 will receive cash, common shares, or a combination thereof, at the discretion of the Company, in an amount equal to the conversion rate plus a make-whole premium calculated in accordance with the Indenture.  The conversion rate as of January 18, 2013 was equal to 141.8256 common shares for each $1,000 principal amount of 7.5% Notes, plus an additional 9.2324 common shares per $1,000 principal amount to account for the make-whole premium.

Through January 31, 2013, 99.8% of the 7.5% Notes by principal amount outstanding had been tendered for conversion, all of which were settled in shares.  This has resulted in the issuance by the Company of 25,992,986 common shares at a weighted average price per share of $11.55, based on the closing price on the date the Company elected to use common shares to settle the relevant notes.

Book Value

Book value per share increased to $10.31 as of December 31, 2012 from $10.09 as of September 30, 2012.  This increase in book value per share was primarily driven by the Company’s earnings for the fourth quarter of $0.43 per basic common share, partially offset by the payment of a $0.21 distribution related to third-quarter earnings.

Distributions

On January 31, 2013, the Company’s board of directors declared a cash distribution of $0.21 per common share.  The distribution is payable on February 28, 2013 to common shareholders of record as of the close of business on February 14, 2013.

In addition, the Company’s board of directors declared a special distribution of $0.05 per common share.  The special distribution is payable on March 28, 2013 to common shareholders of record as of the close of business on March 14, 2013.  Consistent with the Company’s distribution policy, the Company’s board of directors considered a number of factors in determining to declare this special distribution, including current market conditions, the amount of ordinary taxable income or loss earned by the Company, gains or losses the Company recognized on the disposition of assets, and the Company’s liquidity.

Conference Call and Webcast

The Company will host a conference call and audio webcast to review its results for the fourth quarter and full year ended December 31, 2012 on February 5, 2013, at 2:00 p.m. PT (5:00 p.m. ET). The conference call may be accessed by dialing (877) 303-4382 (domestic) or +1 (253) 237-1193 (international); a pass code is not required.  A replay of the live broadcast will be available by dialing (855) 859-2056 (domestic) and +1 (404) 537-3406 (international), pass code 87026870, beginning approximately two hours after the event.  Additionally, the conference call will be broadcast live over the Internet and subsequently archived and may be accessed through the KFN Investor Relations section of the KKR website at http://ir.kkr.com/kfn_ir/kfn_events.cfm.  Supplemental materials that will be discussed during the call will be available at the same website location.

From time to time the Company may use its website as a channel of distribution of material company information.  Financial and other important information regarding the Company is routinely posted on and accessible at the KFN Investor Relations section of www.kkr.com, where you may also enroll your email address to receive automatic email alerts and other information about the Company.

About KKR Financial Holdings LLC

KKR Financial Holdings LLC is a specialty finance company with expertise in a range of asset classes. KFN’s core business strategy is to leverage the proprietary resources of its manager with the objective of generating both current income and capital appreciation. KFN executes its core business strategy through its majority-owned subsidiaries. KFN is externally managed by KKR Financial Advisors LLC, a wholly-owned subsidiary of KKR Asset Management LLC, which is a wholly-owned subsidiary of Kohlberg Kravis Roberts & Co. L.P.  Additional information regarding KFN is available at http://www.kkr.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on information available to the Company as of the date of this press release and actual results may differ. These forward-looking statements involve known and unknown risks, uncertainties and other factors beyond the Company’s control. Any forward-looking statements speak only as of the date of this press release and the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to the Company’s business in general, please refer to the Company’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 28, 2012 and the risks described in Exhibit 99.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 11, 2013.

Schedule I

KKR Financial Holdings LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands, except per share information)

	For the three months ended December 31, 2012	For the three months ended December 31, 2011	For the year ended December 31, 2012	For the year ended December 31, 2011
Revenues:
Loan interest income	$98,052	$101,644	$411,736	$418,142
Securities interest income	14,462	23,079	76,642	87,851
Oil and gas revenue	20,273	11,171	64,535	30,629
Other	868	514	2,560	5,399
Total revenues	133,655	136,408	555,473	542,021
Investment costs and expenses:
Interest expense	41,234	35,906	165,022	133,609
Interest expense to affiliates	13,455	10,532	51,586	49,458
Provision for loan losses	—	—	46,498	14,194
Oil and gas production costs	9,939	1,748	28,980	7,766
Oil and gas depreciation, depletion and amortization	7,064	2,537	21,931	8,015
Other	876	26	4,358	2,120
Total investment costs and expenses	72,568	50,749	318,375	215,162
Other income:
Net realized and unrealized gain on investments	32,656	15,761	183,757	88,955
Net realized and unrealized gain (loss) on derivatives and foreign exchange	492	(3,517)	(2,091)	(3,812)
Net realized and unrealized (loss) gain on residential mortgage-backed securities, carried at estimated fair value	(388)	680	9,299	2,825
Net loss on restructuring and extinguishment of debt	—	—	(445)	(1,736)
Other income	4,638	815	15,302	7,215
Total other income	37,398	13,739	205,822	93,447
Other expenses:
Related party management compensation	14,820	14,471	72,339	68,185
General, administrative and directors expenses	4,244	6,338	19,157	19,840
Professional services	2,327	1,941	6,661	6,198
Total other expenses	21,391	22,750	98,157	94,223
Income before income taxes	77,094	76,648	344,763	326,083
Income tax expense (benefit)	81	(333)	(3,467)	8,011
Net income	$77,013	$76,981	$348,230	$318,072
Net income per common share:
Basic	$0.43	$0.43	$1.95	$1.79
Diluted	$0.40	$0.43	$1.87	$1.75
Weighted average number of common shares outstanding:
Basic	177,906	177,759	177,838	177,560
Diluted	202,371	179,675	187,423	180,897

Schedule II

KKR Financial Holdings LLC

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands, except share information)

	December 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$237,606	$392,154
Restricted cash and cash equivalents	896,396	399,620
Securities	533,520	922,603
Corporate loans, net (includes $128,289 and $317,332 loans held for sale as of December 31, 2012 and December 31, 2011, respectively)	5,947,857	6,443,399
Equity investments, at estimated fair value ($7,187 and $12,222 pledged as collateral as of December 31, 2012 and December 31, 2011, respectively)	161,621	189,845
Oil and gas properties, net	289,929	138,525
Derivative assets	23,207	28,463
Interest and principal receivable	46,960	62,124
Other assets	221,783	70,495
Total assets	$8,358,879	$8,647,228
Liabilities
Collateralized loan obligation secured notes	$5,122,338	$5,540,037
Collateralized loan obligation junior secured notes to affiliates	296,557	365,848
Credit facilities	107,789	38,300
Convertible senior notes	166,028	299,830
Senior notes	362,178	250,676
Junior subordinated notes	283,517	283,517
Accounts payable, accrued expenses and other liabilities	25,931	24,680
Accrued interest payable	20,519	25,536
Accrued interest payable to affiliates	6,632	6,561
Related party payable	10,998	11,078
Derivative liabilities	117,270	125,333
Total liabilities	6,519,757	6,971,396
Shareholders’ Equity
Preferred shares, no par value, 50,000,000 shares authorized and none issued and outstanding at December 31, 2012 and December 31, 2011	—	—
Common shares, no par value, 500,000,000 shares authorized, and 178,437,078 and 178,145,482 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	—	—
Paid-in-capital	2,762,584	2,759,478
Accumulated other comprehensive loss	(70,226)	(35,619)
Accumulated deficit	(853,236)	(1,048,027)
Total shareholders’ equity	1,839,122	1,675,832
Total liabilities and shareholders’ equity	$8,358,879	$8,647,228

Investor Relations Contact:
Pam Testani
+1 (415) 315-6597
investor-relations@kkr.com

Media Contact:
Kristi Huller
+1 (212) 750-8300
media@kkr.com